March 19, 2020

Jason Berg
Chief Financial Officer
AMERCO
5555 Kietzke Lane
Reno, Nevada 89511

       Re: AMERCO
           Form 10-K for the Fiscal Year Ended March 31, 2019
           Filed May 29, 2019
           File No. 1-11255

Dear Mr. Berg:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services